Exhibit 10.20

UQM TECHNOLOGIES, INC.
STOCK BONUS PLAN

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT made as of this ____ day of ________, 20__ between UQM TECHNOLOGIES, INC., a Colorado corporation (together with its Affiliated Corporations, except where the context requires otherwise, the "Company"), and _______________ (the "Grantee").

1. Grant of Restricted Stock. Pursuant to the UQM Technologies, Inc. Stock Bonus Plan (the "Plan") and subject to the terms and conditions of this Agreement, the Company hereby grants to the Grantee ________ shares of the common stock of the Company (the "Restricted Stock"), effective as of ________ __, 20__ (the "Transfer Date"), with a Fair Market Value of $____ per share as of the Transfer Date.

2. Restrictions. The Grantee shall not sell, assign, transfer by gift or otherwise, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise, the Shares for the period commencing on the Transfer Date and ending on the dates the restrictions described in Section 3(a) lapse (the "Expiration Date"), except as otherwise provided in Section 3(c) or as otherwise permitted by this Agreement or the terms of the Plan.

3. Vesting; Lapse of Restrictions; Transferability.

(a) General. Except as provided otherwise in this Agreement, if the Grantee has been employed by the Company continuously since the Transfer Date, the Restricted Stock shall vest in increments if the Grantee is still in the employ of the Company on the dates indicated in the following schedule:

Employment Vesting Date	Percentage of Shares That Shall Become Vested on Each Date
August 2, 2007	33 - 1/3%
August 2, 2008	an additional 33 - 1/3%
August 2, 2009	an additional 33 - 1/3%

The number of shares of Restricted Stock that are vested shall be cumulative, so that once a share of Restricted Stock shall become vested, it shall continue to be vested.

(b) Transfer Upon Lapse of Restrictions. After the restrictions described in Section 2 and subsection 3(a) have lapsed, the Grantee may sell, assign by gift or otherwise, hypothecate, or otherwise dispose of, by operation of law or otherwise, any of the formerly Restricted Stock at the Grantee's discretion, except that the Grantee agrees that he shall not make any sale or transfer of the formerly Restricted Stock that would conflict with or violate any of the provisions of the Securities Act of 1933 or any applicable state securities laws.

(c) Vesting and Transferability Upon Change in Control. Upon the occurrence of a Change in Control Event, as defined in the Plan, the restrictions set forth in Section 2 and subsection 3(a) shall lapse in their entirety, and the Restricted Stock shall become fully vested and freely transferable as described in subsection 3(b) above, except that the Grantee agrees that he shall not make any sale or transfer of the formerly Restricted Stock that would conflict with or violate any of the provisions of the Securities Act of 1933 or any applicable state securities laws.

4. Termination of Employment.

(a) Death or Disability. If the Grantee terminates employment or services with the Company on account of death or Disability (as defined in the Plan) prior to the lapse of all restrictions, a pro rata portion of the Restricted Stock that would have vested in the 12-month employment vesting period of termination of employment shall become vested based on the ratio between (i) the number of full months of employment completed from August 2 of the period in which the termination of employment occurs to the date of termination of employment and (ii) twelve (12). The Grantee or the Grantee's personal representative, as the case may be, shall immediately transfer and assign to the Company, without the requirement of any consideration from the Company, all shares of Restricted Stock that have not become vested pursuant to this subsection 4(a).

(b) Retirement. If the Grantee terminates employment with the Company on account of Retirement (as defined in the Plan) prior to the lapse of all restrictions, all shares of the Restricted Stock as to which the restrictions shall not otherwise have lapsed shall become vested.

(c) Other Terminations. If the Grantee ceases performing services for the Company for any reason other than death, Disability, or Retirement prior to the lapse of all restrictions, the Grantee shall immediately transfer and assign to the Company, without the requirement for any consideration from the Company, all shares of Restricted Stock as to which the restrictions have not otherwise lapsed.

5. Delivery of Unvested Shares. If the Grantee or the Grantee's representative is required to transfer some or all of the shares of Restricted Stock to the Company pursuant to Section 4 hereof, the shares shall be tendered promptly to the Company by the delivery of certificates for such shares, duly endorsed in blank by the Grantee or the Grantee's representative or with stock powers attached thereto duly endorsed, at the Company's principal offices, all in form suitable for the transfer of such shares to the Company without the payment of any consideration therefor by the Company. After the time at which any such shares are required to be delivered to the Company for transfer to the Company, the Company shall not pay any dividend to the Grantee on account of such shares or permit the Grantee to exercise any of the privileges or rights of a stockholder with respect to such shares but shall, in so far as permitted by law, treat the Company as owner of such shares.

6. Effect of Prohibited Transfer. If any transfer of Shares is made or attempted to be made contrary to the terms of this Agreement, the Company shall have the right to acquire for its own account, without the payment of any consideration therefor, such shares from the owner thereof or his transferee, at any time before or after such prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available to it. The Company may refuse for any purpose to recognize any transferee who receives shares contrary to the provisions of this Agreement as a stockholder of the Company and may retain and/or recover all dividends on such shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

7. Enforcement of Restrictions.

(a) Legend. All certificates representing Restricted Stock shall have affixed thereto the following legend:

"The shares of Stock represented by this certificate are subject to all of the terms of a Restricted Stock Agreement between UQM Technologies, Inc. (the "Company") and the registered owner ("Owner") of this Certificate (the "Agreement") and to the terms of the UQM Technologies, Inc. Stock Bonus Plan (the "Plan"). Copies of the Agreement and the Plan are on file at the office of the Company. The Agreement, among other things, limits the right of the Owner to transfer the shares represented by this Certificate and provide in certain circumstances that all or a portion of the shares must be returned to the Company."

(b) Custody of Certificates. The Company may, in its sole discretion, require the Grantee to keep the certificate the shares of Restricted Stock, duly endorsed, in the custody of the Company while the shares are subject to the restrictions contained in Sections 2 and 3. The Company may, in its sole discretion, require the Grantee to keep the certificate the shares of Restricted Stock, duly endorsed, in the custody of a third party while the shares are subject to the restrictions contained in Sections 2 and 3.

8. Adjustments to the Stock.

(a) Adjustment by Stock Split, Stock Dividend, Etc. If at any time the Company increases or decreases the number of its outstanding shares of Company common stock, or changes in any way the rights and privileges of such shares, by means of the payment of a stock dividend or the making of any other distribution on such shares payable in Company common stock, or through a stock split or subdivision of shares, or a consolidation or combination of shares, or through a reclassification or recapitalization involving the Company common stock, the numbers, rights and privileges of the shares of Restricted Stock shall be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid and non-assessable at the time of such occurrence.

(b) General Adjustment Rules. No adjustment or substitution provided for in Section 8 or Section 9 shall require the Company to issue a fractional Share, and the total substitution or adjustment with respect to the Restricted Stock shall be limited by deleting any fractional Share. If the Restricted Stock is covered by Code section 409A, the parties intend that any and all adjustments under this Agreement shall be made in a manner that is consistent with Code section 409A.

9. Reorganization and Change in Control.

(a) Full Vesting. Upon the occurrence of a Change in Control Event (as defined in subsection 9(b)), the Restricted Stock shall become fully vested and transferable regardless of whether all conditions for vesting and transferability relating to length of service have been satisfied.

(b) Change in Control Event. The term "Change in Control Event" shall have the meaning provided in the Plan.

10. Withholding. Upon vesting of any number of the shares of Restricted Stock, the Grantee shall make appropriate arrangements with the Company to make payment to the Company of the amount required to be withheld under applicable federal, state, local, and other tax laws (collectively, "Withholding Taxes"). The Grantee shall pay such Withholding Taxes in cash. If the Grantee has not made arrangements satisfactory to the Company to pay the Withholding Taxes in cash, the Company shall withhold a sufficient number of shares to satisfy the Company's minimum statutory withholding obligation for any taxes incurred as a result of such vesting (based on the minimum withholding rates for federal and state tax purposes, including payroll taxes).

11. Miscellaneous.

(a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class registered or certified mail, postage prepaid, or by personal delivery to the appropriate party, addressed:

(i) If to the Company, to UQM Technologies, Inc., Attention: Corporate Secretary, 7501 Miller Drive, Frederick, Colorado 80530, or at such other address as may have been furnished to the Grantee in writing by the Company; or

(ii) If to the Grantee, to the Grantee at UQM Technologies, Inc., 7501 Miller Drive, Frederick, Colorado 80530, or at other address as may have been furnished to the Company by the Grantee.

Any such notice shall be deemed to have been given as of the second day after deposit in the United States mails, postage prepaid, properly addressed as set forth above, in the case of mailed notice, or as of the date delivered in the case of personal delivery.

(b) Amendment. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee.

(c) Defined Terms. Capitalized terms shall have the meaning set forth in the Plan or herein, as the case may be.

(d) Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e) Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

(f) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(g) Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Grantee any right to be retained in the employ of the Company and this Agreement is limited solely to governing the rights and obligations of the Grantee with respect to the Restricted Stock.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

UQM TECHNOLOGIES, INC.

By ______________________________________

GRANTEE

_________________________________________

[Name of Grantee]